Exhibit 99.1

HUGOTON ROYALTY TRUST
Press Release

Hugoton Royalty Trust

Begins Trading on OTCQX

Fort Worth, Texas, August 27, 2018 – Hugoton Royalty Trust (OTCQX: HGTXU) (the “Trust”) announced that trading of its Units of Beneficial Interest (the “Units”) began today on the OTCQX® Best Market, the most prestigious tier of the OTC markets operated by OTC Markets Group Inc. (OTCQX: OTCM). The Units begin trading today under the symbol “HGTXU”. Investors can find current financial disclosure and Real-Time Level 2 quotes for the Units on www.otcmarkets.com.

The Trust will remain subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and its annual financial statements will continue to be audited by an independent accounting firm. The Trustee intends to continue posting quarterly and annual financial information, monthly press releases and annual tax information on the Trust’s website (www.hgt-hugoton.com). This action follows the Trust’s August 13 announcement that it would voluntarily delist the Units from the New York Stock Exchange.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including the timing of the delisting of the Units from the NYSE and the listing of the Units on the OTCQX Market, could differ materially due to stock market and economic conditions, changes in natural gas prices and other economic conditions affecting the gas industry, the actions of the operator of the properties underlying the Trust’s net profits interests, the actions of other market participants and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017 and Part II, Item 1A of the Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

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Contact:	Ron Hooper
Senior Vice President
Simmons Bank, Trustee
855-588-7839